Exhibit 10.1

March 31, 2008

StockerYale, Inc.

32 Hampshire Road

Salem, New Hampshire 03079

Attention:        Mark W. Blodgett

Re:	StockerYale, Inc.

Dear Mr. Blodgett:

Reference is hereby made to that certain Security and Purchase Agreement (the “Security Agreement”) dated as of June 28, 2006 by and between StockerYale, Inc. (the “Company”) and Laurus Master Fund, Ltd. (“Laurus”). Capitalized terms used but not defined herein shall have the meanings ascribed them in the Security Agreement.

Subject to satisfaction of the Overadvance Conditions (as defined below), Laurus is hereby notifying the Company of its decision to exercise the discretion granted to it pursuant to Section 2(a)(i) of the Security Agreement to make Loans to the Company in excess of the Formula Amount then in effect (the “Overadvances”) in an amount requested by the Company not to exceed $500,000 in the aggregate (the “Maximum Overadvance Amount”). The Overadvance shall be payable in full on March 31, 2009, subject to acceleration following the occurrence of an Event of Default or other termination of the Security Agreement. Once repaid in part or in full, the Overadvance may not be reborrowed. The Overadvance may be repaid at anytime in whole or in part with or without notice and without penalty of any kind or nature.

In connection with making the Overadvances, Laurus hereby waives compliance with Section 3(c) of the Security Agreement during the period prior to such time as the Overadvances have been repaid in full (the “Period”), but solely as such provision relates to the immediate repayment requirement for Overadvances. Laurus further agrees that solely during the Period (but not thereafter), the Overadvances shall not trigger an Event of Default under Section 19(a) of the Security Agreement; provided, however, that the Overadvance rate set forth in Section 5(b)(ii) of the Security Agreement (the “Overadvance Rate”) shall be applied to the amount of such Overadvances for all times such amounts shall be in excess of the Formula Amount and such interest shall be payable monthly, in arrears, commencing on the first day of the first month following the month in which the Overadvances are made and continuing thereafter on the first business day of each consecutive calendar month (each, an “Interest Payment”).

The Companies each hereby acknowledge and agree that Laurus’ obligation to fund the Overadvances on the date hereof and each permitted reborrowing thereof after the date hereof (subject to the Maximum Overadvance Amount) shall, at the time of such making of such Overadvance or reborrowing, and immediately after giving effect thereto, be subject to the satisfaction of the following conditions (the “Overadvance Conditions”): (i) no Event of Default shall exist and be continuing as of such date; (ii) all representations, warranties and covenants made by the Companies in connection with the Security Agreement and the Ancillary Agreements shall be true, correct and complete as of such date, and (iii) Laurus shall have received fully-executed originals of each of the following documents, each in form and substance satisfactory to Laurus: (A) this letter agreement, (B) the Reaffirmation and Ratification Agreement dated as of the date hereof among the Company, StockerYale Canada, Inc.,

Lasiris Holdings, Inc., Laurus, Valens U.S. SPV I, LLC and PSource Structured Debt Limited; (C) the Irrevocable Instruction Letter to Transfer Agent with respect to the Amendment Closing Shares dated as of the date hereof from the Company to the transfer agent named therein; (D) Amendment dated as of the date hereof, with respect to the Common Stock Purchase Warrant No. 2003-1 issued on September 24, 2003 between the Company and Laurus; (E) Amendment dated as of the date hereof, with respect to the Common Stock Purchase Warrant No. 2003-2 issued on February 20, 2004 between the Company and Laurus; (F) Amendment dated as of the date hereof, with respect to the Common Stock Purchase Warrant No. 2003-1 issued on June 10, 2004 between the Company and Laurus; (G) Amendment dated as of the date hereof, with respect to the Common Stock Purchase Warrant No. 12082004-1 issued on December 8, 2004 between the Company and Laurus; and (H) Amendment dated as of the date hereof, with respect to the Common Stock Purchase Warrant No. 1 issued on July 13, 2005 between the Company and Laurus.

The Companies hereby agree and acknowledge that they shall, on a joint and several basis: (x) permanently and immediately repay in full all Overadvances upon expiration of the Period together with accrued interest and fees which remain unpaid in respect thereof and (y) immediately repay all Overadvances which are at any time in excess of the Maximum Overadvance Amount during the Period, together with accrued interest and fees which remain unpaid in respect thereof. The failure to make any required repayment of the Overadvances shall give rise to an immediate Event of Default under and as defined in the Security Agreement.

In consideration of Laurus’ agreement to make the Overadvance available to the Company, the Company shall issue and sell to Laurus and Laurus shall purchase from the Company 100,000 shares of the Company’s common stock (the “Amendment Closing Shares”). The purchase price (the “Purchase Price”) of the Amendment Closing Shares shall be equal to the product of (a) the amount of Amendment Closing Shares issued to Laurus, multiplied by (b) $0.01 (representing an aggregate Purchase Price of $1,000 with respect to the Amendment Closing Shares). The Amendment Closing Shares shall be deemed Closing Shares under the Security Agreement.

The Company hereby acknowledges and agrees that its failure to deliver to Laurus an original stock certificate issued in Laurus’ name evidencing the Amendment Closing Shares on or prior to April 4, 2008 shall constitute an Event of Default under and as defined in the Security Agreement.

Upon the execution of this letter agreement, the Company hereby reaffirms all covenants, representations and warranties made in the Security Agreement and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the date of this letter agreement except for those representations and warranties that expressly relate to an earlier date, which representations and warranties were true and correct on and as of such earlier date. This letter agreement shall be deemed an Ancillary Agreement and all other terms and provisions of the Security Agreement and the Ancillary Agreements shall remain in full force and effect.

Laurus shall have the exclusive right to apply any and all proceeds of Accounts received at any time or times against the Obligations in such order as Laurus shall elect in its sole discretion.

This letter agreement may not be amended or waived except by an instrument in writing signed by the Company and Laurus. This letter agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter agreement by facsimile transmission or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This letter agreement sets forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein.

[SIGNATURE LINES ON FOLLOWING PAGE]

If the foregoing meets with your approval please signify your acceptance of the terms hereof by signing below.

LAURUS MASTER FUND, LTD.

By:	/s/ Scott Bluestein
Name:	Scott Bluestein
Title:	Authorized Signatory

Agreed and accepted on the date hereof:

STOCKERYALE, INC.

By:	/s/ Mark W. Blodgett
Name:	Mark W. Blodgett
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO

OVERADVANCE LETTER